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                                                                    EXHIBIT 10.6



                             WAGE CONTINUATION PLAN



         Cal-Maine Foods, Inc, a Delaware corporation, (hereinafter referred to as "the Corporation"), has established under the date of January 1, 1986, by appropriate resolution of its Board of Directors, a Wage Continuation Plan, (hereinafter referred to as "the Plan"), for the benefit of R. K. Looper and B.
J. Raines, (hereinafter collectively referred to as "the Participants" and individually referred to as "the Participant.")

         WHEREAS, the services of the Participants their experience and knowledge of the affairs of the Corporation, and their reputation and contacts in the agricultural community are extremely valuable to the Corporation; and

         WHEREAS, each Participant not only devotes his full time to the Corporation and is a key person to its success but also, as a professional employee, has duties and responsibilities that constitute a unique and vital role in the well-being of the business; and

         WHEREAS, it is the desire of the Corporation to relieve the minds of the Participants of the burdens and worries involved in the diminution of income at the time of normal retirement in order that their minds may be free to concentrate on their work for the Corporation; and

         WHEREAS, the Corporation desires the Participants to remain in its service and wishes to receive the benefit of their knowledge, experience, reputation and contacts, and

         WHEREAS, to retain the Participants' services, the Corporation is willing to implement, in addition to their ordinary compensation, an incentive compensation continuation plan;

         NOW, THEREFORE, to accomplish the foregoing desires, the Corporation hereby establishes the following Wage Continuation Plan:

                                   ARTICLE I

                         EMPLOYEES COVERED BY THE PLAN

         1.01             Employees covered by this Plan shall include R. K.
Looper and B. J. Raines.

         1.02 An employee shall be deemed employed on a full-time basis for the purposes of this





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Plan if he customarily works, or is expected to work, at least nine (9) months in each year and at least thirty (30) hours in each week.

                                   ARTICLE II

                            BENEFITS TO PARTICIPANTS

         2.01 The Corporation agrees to pay to the Participants the sum of Fifty Thousand Dollars ($50,000) per year, to be paid on a monthly basis for up to a maximum of ten (10) years following the sixty-fifth (65th) birthday of a Participant, or a portion of such ten (10) year period computed as follows:

         (a) For the purposes of this Plan, the period of time between January 1, 1986, and the sixty-fifth (65th) birthday of each Participant is designated "the Employment Period."

         (b) For each ten percent (10%), or fraction thereof, of the Employment Period during which a Participant is a full-time employee of the Corporation, the Corporation agrees to pay the Participant one (1) full year of deferred compensation in the amount of Fifty Thousand Dollars ($50,000) per year, payable monthly.

         (c) In the event of the death of a Participant prior to the time the Participant has received all deferred compensation to which the Participant is entitled under the terms of this Plan, the remaining amount due the Participant, but unpaid at the time of his death, shall be paid to the Participant's estate at the same rate and in the same manner as such sums would have been paid to the Participant had he lived until all payments due hereunder had been made.

                                  ARTICLE III

                                FUNDING OF PLAN

         3.01 The Corporation agrees that its obligation to pay the Participants under the terms hereof shall, be funded by a combination of purchase of insurance and payments from general working capital or other assets of the Corporation.

         3.02 The Corporation presently has contracts of insurance with John Hancock Mutual Life Insurance Company on the lives of R. K. Looper and B. J. Raines, each in the amount of Five Hundred Thousand Dollars ($500,000). It is the intent of the parties that at such time as the Participants are entitled to receive benefits under the terms of this Plan, cash values available under the terms of the before described policies of insurance, or any





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other policies which may have replaced such policies, will be utilized to partially fund such benefits.

                                   ARTICLE IV

                           DISABILITY OF PARTICIPANTS

         4.01 In the event a Participant shall become totally and permanently disabled during the Employment Period and as a result of such disability is unable to perform his duties as an employee of the Corporation, the employee shall continue to accrue benefits hereunder for a maximum period of twelve (12) months as if he were a full-time employee, whether such period of disability is continuous or involves two (2) or more shorter periods.

                                   ARTICLE V

                              PAYMENT OF BENEFITS

         5.01 The Participants will achieve age sixty-five (65) on the following dates:

                 R. K. Looper:    November 14, 1991

                 B. J. Raines:             October 16, 1997.

         5.02 Without further notice or demand, the Corporation shall pay to the Participants the benefits to which the Participants are entitled under the terms hereof commencing on the date specified below for each Participant:

                 R. K. Looper:    December 1, 1991

                 B. J. Raines:    November 1, 1997

         5.03 All payments made hereunder shall be subject to such withholding as may be required to comply with the applicable federal or state laws and regulations.

                                   ARTICLE VI

                              TERMS OF EMPLOYMENT,

         6.01 Nothing contained herein shall obligate, nor shall any term or condition herein be construed to obligate, the Corporation to continue the employment of either Participant for any specified period. The right is expressly reserved to the Corporation to terminate the employment of the Participants in accordance with the normal procedures as may be from time to time established by the Corporation. In the event the employment of a Participant is terminated, either by action of the Corporation or by the resignation or other removal of the





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Participant, the Participant shall be entitled to receive, at the times and in accordance with the terms hereinbefore set forth, such benefits hereunder as may have been earned up to the time of such termination of employment.

                                  ARTICLE VII

                                 EFFECTIVE DATE

         7.01    The effective date of this Plan is January 1, 1986.

                                  ARTICLE VIII

                               NON-ASSIGNABILITY

         8.01 This Plan and the rights, interests and benefits receivable hereunder from the general assets of the Corporation shall not be assigned, transferred, pledged, sold, conveyed or encumbered in any way by the Participants and shall not be subject to execution, attachment or similar process. Any attempted sale, conveyance, transfer, assignment, pledge or encumbrance of this Plan or of such rights, interests and benefits, contrary to the foregoing provisions, or the levy of any attachment of similar process thereupon, shall be null and void and without effect.

                                   ARTICLE IX

                     NAMED FIDUCIARY AND PLAN ADMINISTRATOR

         9.01 The Chief Executive Officer of the Corporation is hereby designated as the named fiduciary of this Plan, in accordance with ERISA, and shall serve in such capacity until resignation or removal by the Board of Directors and appointment of a successor by duly adopted resolution of the Board of Directors.

         9.02 The named fiduciary shall have the authority to control and manage the operation and administration of this Plan. However, the named fiduciary may allocate his responsibilities for the operation and administration of this Plan, including the designation of persons who are not named fiduciaries to carry out fiduciary responsibilities.

         9.03 The named fiduciary is hereby designated as the plan administrator of this Plan.

                                   ARTICLE X

                                 COMMUNICATION

         10.01   A copy of this Plan shall be given to each Participant.





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         IN WITNESS WHEREOF, the Corporation has caused this Plan to be executed in its corporate name and by its corporate officers thereunto duly authorized as of the day and year first above written.



                                                   CAL-MAINE FOODS, INC.




                                                   BY:/s/ Fred Adams, Jr.
                                                      -------------------------
                                                      FRED ADAMS, JR.
                                                      CHIEF EXECUTIVE OFFICER



                              CONSENT OF DIRECTORS


                 The undersigned Directors of Cal-Maine Foods, Inc., a Delaware corporation, being all of the members of the Executive Committee of said corporation, acting by written consent in lieu of a special called meeting of the Board of Directors of said corporation, pursuant to the provisions and requirements of Section 141(f) of the General Corporation Law of the State of Delaware, do hereby adopt the following resolution, to-wit:

                 BE IT RESOLVED that the Wage Continuation Plan, a copy of which is annexed to this resolution, and which becomes part hereof, shall be and the same is hereby adopted.

                 BE IT FURTHER RESOLVED that the proper and necessary officers of the corporation be and they are hereby authorized, empowered and directed to do and perform any and all acts and deeds necessary to enact and carry out the Plan on behalf of the corporation.

                 BE IT FURTHER RESOLVED that in carrying out their direction hereunder, the officers of the corporation shall be and are hereby directed to conform to the applicable retirement requirements of the Internal Revenue Code as such may be amended from time to time.

                 BE IT FURTHER RESOLVED that the corporation will indemnify and hold harmless any employee or director of the corporation who serves as a named fiduciary of the Plan and any other of its employees and directors serving the Plan, in a fiduciary capacity from any and all claims and liabilities, including the cost of defending such claims or liabilities arising out of the performance of his fiduciary duties to the maximum extent permitted by law and may keep and maintain liability insurance in force for the protection of such fiduciaries and the Plan, which insurance shall include a waiver by the insurer of its subrogation rights with respect to claims against fiduciaries.

                 IN WITNESS WHEREOF, the undersigned have executed this consent and adopted the above and foregoing resolution on this the 2nd day of May, 1986, with such Plan effective as of January 1, 1986.





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                                            /s/ R. K. Looper
                                            ----------------------------
                                            R. K. LOOPER


                                            /s/ B. J. Raines
                                            ----------------------------
                                            B. J. RAINES

                 The undersigned, acting individually in his capacity as the majority shareholder of Cal-Maine Foods, Inc., a Delaware corporation, does hereby specifically consent to and approve the adoption of the above resolution and acknowledges that he has reviewed and approves the Wage Continuation Plan which is the subject of such resolution.


                                            /s/ Fred Adams, Jr.
                                            ----------------------------
                                            FRED ADAMS, JR.
                                            CHIEF EXECUTIVE OFFICER





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